UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 6, 2013

G&K Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN	55343
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 912-5500

n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On November 6, 2013, G&K Services, Inc. (the "Company") held its annual meeting of shareholders (the "Annual Meeting"). At the Annual Meeting, the Company's shareholders approved the Company's Restated Equity Incentive Plan (2013) (the "Plan"). This shareholder approval effectuated, among other changes, an increase in the number of shares available for issuance under the Plan by 1,000,000 shares. Other amendments include adding the following performance criteria to the Plan: sales, net sales, return on capital employed, pre or after tax income (before or after allocation of corporate overhead and bonuses), diluted earnings per share and costs. The Company's Board of Directors had previously unanimously approved the Plan, subject to shareholder approval. A description of the Plan, as amended, is included in the Company's Proxy Statement filed with the Securities and Exchange Commission on September 23, 2013. The description of the Plan is incorporated herein by reference and is qualified in its entirety by reference to the full text of the Plan, which is attached as Annex A to the Proxy Statement.
Item 5.07.    Submission of Matters to a Vote of Security Holders.

At the Company's Annual Meeting, the Company’s shareholders voted on the matters set forth below.

1.	The nominees for election to the Board of Directors were elected, each for a three-year term, based upon the following votes:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John S. Bronson	17,707,103	137,039	961,954
Wayne M. Fortun	17,676,762	167,380	961,954
Ernest J. Mrozek	17,686,178	157,964	961,954

There were no abstentions for this item.

2.	The proposal to approve the Company's Restated Equity Incentive Plan (2013) was approved based upon the following votes:

Votes for approval	17,082,935
Votes against	752,852
Abstentions	8,355
Broker non-votes	961,954

3.	The proposal to ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for fiscal 2014 was approved based upon the following votes:

Votes for approval	18,190,139
Votes against	611,254
Abstentions	4,703

There were no broker non-votes for this item.

4.The shareholders approved a non-binding advisory vote on executive compensation:

For	17,631,437
Against	193,860
Abstentions	18,845
Broker non-votes	961,954

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013	By	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
	Its	Vice President, General Counsel and Corporate Secretary